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Exhibit 10.41

AMENDED AND RESTATED SENIOR MANAGEMENT AGREEMENT

        THIS AMENDED AND RESTATED SENIOR MANAGEMENT AGREEMENT (this "Agreement") is entered into this 29th day of September, 2003, by and among LECG HOLDING COMPANY, LLC, a California limited liability company (the "Company"), LECG, LLC, a California limited liability company and wholly-owned Subsidiary of the Company ("LECG"), and DAVID KAPLAN (the "Executive"). Certain provisions of this Agreement are intended for the benefit of, and will be enforceable by, TCEP/LECG Funding Corporation ("TCEP"). Certain definitions are set forth in Section 4 of this Agreement.

RECITALS

        A. The Company is the sole member of LECG. The Company has been organized for the purpose of engaging, through one or more Subsidiaries, including LECG, in the business of providing economic and financial analysis, expert testimony, litigation support (the "Business"). The Company, LECG and their respective Subsidiaries are sometimes collectively referred to herein as the "LECG Entities" and individually as an "LECG Entity."

        B. The Company, LECG and the Executive are parties to that certain Senior Management Agreement dated as of September 29, 2000 (the "Original Agreement"), the execution and delivery of the Original Agreement having been a condition to Company's issuance and sale of certain equity to the Executive, pursuant to the Purchase Agreement and the Buy-Sell Agreement in September 2000.

        C. The Company is contemplating an initial public offering and will reorganize as a Delaware corporation known as "LECG Corporation" in anticipation of such initial public offering.

        D. In order to comply with corporate governance rules regarding public companies, the Company, LECG and the Executive wish to amend and restate the Original Agreement in the manner set forth herein.

        E. This Agreement, when effective, will supercede the Original Agreement, as well as that certain letter agreement between LECG's predecessor-in-interest, LECG, Inc., and the Executive dated April 27, 1988, as amended, regarding the Executive's consulting services (the "1988 Agreement").

AGREEMENT

        In consideration of the foregoing and the mutual covenants and promises contained herein, the parties agree as follows:

1.    Effective Date. This Agreement will become effective on the date on which LECG Corporation completes its initial public offering (the "Effective Date"). Until the Effective Date, the Executive's employment by the Company and his provision of consulting services to LECG, LLC, will be governed by the Original Agreement and the 1988 Agreement.

2.    Employment. The Company hereby engages the Executive to serve as President of the Company (and LECG Corporation when the Company is so reorganized) and President of LECG, and to provide professional consulting services to LECG as a non-academic Director, and the Executive agrees to serve the Company and LECG, as an at-will employee, in such capacities, subject to the terms and conditions set forth in this Agreement.

        2.1    Executive Services.    The Executive, as President of the Company and President of LECG, shall have all the duties and responsibilities customarily rendered by similarly situated individuals employed by companies of similar size and nature and as may be delegated from time to time by the

Board, in its sole discretion; provided, however, the following actions of the Company or LECG must be approved in advance by the Board:

          2.1.1    Acquisitions or dispositions of the assets or equity securities of a business with a value in excess of $500,000;

          2.1.2    Employment agreements (other than standard confidentiality and nonsolicitation agreements with employees) and issuances of equity securities, options or warrants;

          2.1.3    The incurrence of any indebtedness by the Company in excess of $500,000;

          2.1.4    Annual corporate objectives and annual operating budgets (including capital expenditures budgets);

          2.1.5    Contracts with an operating cost to the Company and capital expenditures in excess of $500,000;

          2.1.6    Dividends, distributions or redemptions of the Company's equity securities; and

          2.1.7    Statutory corporate matters, including sales of equity securities, amendments to the Company's organizational documents and qualifying to do business in other jurisdictions.

The Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and periods of illness or other incapacity) to perform the executive tasks and services requested by the Company and LECG. The Executive will also maintain a consulting practice with the LECG Entities as described below, provided that such consulting practice is consistent with the Executive's duties and responsibilities set forth in this Section 2.1.

        2.2    Consulting Services.    The Executive is a Director of LECG and performs and bills all of his professional consulting activities exclusively through LECG. On any consulting engagements that Executive enters into, Executive utilizes only the services of LECG's staff to assist Executive on such engagements.

3.    Salary, Bonus, Benefits and Deferred Compensation.

        3.1    Executive Salary and Bonus.    In addition to the compensation payable to the Executive for consulting services described in Section 4 below, all compensation and benefits for the Executive for his services as President of the Company and LECG will be provided by LECG in accordance with this Section 3.1.

          3.1.1    LECG will pay the Executive an annual base salary (the "Annual Base Salary") in an amount designated by the Compensation Committee of the Board from time to time. For the period from January 1, 2003 to June 30, 2003, the Annual Base Salary shall be $175,000. For the period from July 1, 2003 through December 31, 2003, the Annual Base Salary shall be $225,000.

          3.1.2    In the Company's discretion, the Executive shall be eligible to receive an annual bonus as determined by the Compensation Committee of the Board and based upon the Company's achievement of budgetary and other objectives set by the Board (the "Annual Bonus"). For 2003, the Executive will be eligible for an Annual Bonus payable on February 15, 2004, as follows:

    (a)
    $125,000 upon the Company reaching $160 million net revenue for fiscal year 2003; and

    (b)
    Up to $250,000 (exclusive of the $125,000 payable under (a) above) based upon the Company attaining 100% of the target for earnings before interest, taxes, depreciation and amortization ("EBITDA") pursuant to the Company's 2003 Plan (excluding an contribution to reach EBITDA from including 5% holdback program proceeds into income). Notwithstanding the foregoing, no bonus under this Section 3.1.2 is payable if the Company does not reach 70% of Plan EBITDA targets, and the bonus under this Section 3.1.2 is payable on a pro-rated basis if the Company reaches between 70% and

      100% of Plan EBITDA targets. For purposes of this Section 3.1.2, EBITDA will be measured based on the actual earnings performance of the Company and will not be adjusted to reflect any equity compensation charges that may be incurred by the Company in connection with an initial public offering by LECG Corporation.

          3.1.3    The Executive's Annual Base Salary and Annual Bonus, if any, for any partial year will be prorated based upon the number of days elapsed in such year.

          3.1.4    As of the start of the Executive's employment under the Original Agreement, Executive was entitled, and shall continue to be entitled under this Agreement, to $250,000 in deferred compensation ("Deferred Compensation"). The Deferred Compensation amount shall be subordinated to any amounts owed to any senior, second lender and shall accrue interest at the rate of ten percent (10%) per annum from September 29, 2000. Notwithstanding the foregoing, (a) the Deferred Compensation shall not be payable to the Executive until the Company has at least $20,000,000 in EBITDA in any fiscal year and (b) only if permitted under the Company's senior credit facility. EBITDA for purposes of this Section 3.1.4 will be based on the actual earnings performance of the Company and will not be adjusted to reflect any equity compensation charges that may be incurred by the Company in connection with an initial public offering by LECG Corporation.

4.    Compensation for Consulting Services. As a Director providing consulting services to LECG Entities, the Executive is entitled to compensation in the form of Director Earnings. Director Earnings consist of two elements: Fee Pass-Through Earnings and Project Origination Earnings.

        4.1    Fee Pass-Through Earnings.

          4.1.1    Fee Pass-Through Earnings consist of the following:

    (a)
    For engagements brought to LECG through the Executive's exclusive efforts or jointly with other experts or staff in the firm, 100% of the Executive's billing rate for each hour billed to clients and collected by LECG. However, Executive's Fee Pass-Through rate on the first One Million Dollars ($1,000,000) of the Executive's billings will be 90%;

    (b)
    For engagements brought to the Executive by LECG experts, consultants or other affiliates where the Executive will serve as the "Primary Expert," 80% of the Executive's billing rate for each hour billed to clients and collected by LECG; provided, however, that if the "finder(s)" of the engagement, as an inducement to secure the Executive's participation, agrees to forego his or her Project Origination Compensation (as defined below) with respect to the Executive's billings, then the Director will receive 90% of his billing rate for each hour billed to clients and collected by LECG. The Executive will serve as the Primary Expert in connection with an engagement, when the Executive a) testifies as an expert in court or in a deposition; b) issues a report under the Executive's name to a court or to a client; c) is the principal author of a particular work product; or d) is the lead consultant on the engagement, and e) no other expert is similarly designated. The Chairman of the Company may designate more than one expert as the Primary Expert. However, it is the responsibility of the Executive to apply to the Chairman for such approval;

    (c)
    For engagements the Executive works on in any capacity other than as the Primary Expert, which he does not bring to LECG through his efforts, 70% of the Executive's individual billing rate for each hour billed to clients and collected by LECG.

          4.1.2    LECG will apply its standard policies for Directors concerning write-downs, bad debts and collections. Copies of LECG's current Write-down and Bad Debts Policies are attached hereto as Exhibit A. LECG reserves the right to alter and amend the Write-down and Bad Debts Policy from time to time and will advise the Executive of any such amendments.

          4.1.3    The Fee Pass Through Earnings of the Executive will be paid on the 15th day of the month immediately following the date on which the amounts due from clients for the services of the Executive are collected by LECG. Notwithstanding the Effective Date, the Fee Pass Through Earnings of the Executive will be calculated in accordance with this Section 4.1 for all engagements originated after July 1, 2003.

        4.2    Project Origination Earnings.

          4.2.1    The Executive will generate, in accordance with LECG's standard policy, Project Origination Earnings. Project Origination Earnings consist of the following:

    (a)
    Fourteen percent (14%) of the total collected professional LECG staff billings on any engagements the Executive originates, net of (i) all expenses, (ii) the Executive's own professional fees (if any), and (iii) the fees of Directors, Principals and Affiliates of LECG working on the engagement. For example, on an engagement originated by a Executive in which $100,000 is collected by LECG and which includes (i) $10,000 in travel, telephone, copying and other expenses, (ii) $25,000 of the Executive's personal professional fees, and (iii) $15,000 of professional fees from other LECG experts, the Executive would generate Project Origination Earnings of $7,000 ($50,000 × .14).

    (b)
    Notwithstanding section (a) above, for engagements in which the Executive is the finder of the engagement and a LECG principal acts in any capacity other than the Primary Expert, finder or co-finder in connection with the engagement, 14% of that LECG principal's total billings for the engagement which are collected by LECG. For example, on an engagement originated by the Executive in which a principal serves as a senior economist and receives 30% of his or her total billings of $10,000 (i.e., the principal receives $3,000), the Executive would generate $1,400 as Project Origination Earnings ($10,000 × .14).

    (c)
    For engagements in which the Executive is the finder or co-finder of the engagement but another LECG director or affiliate acts in any capacity in connection with the engagement and receives less than his or her highest fee pass through rate, up to a maximum of 10% of that LECG director's or affiliate's total billings for the engagement which are collected by LECG. For example, on an engagement the Executive originates in which another LECG Director serves as the Primary Expert who reduces his or her fee pass through rate from 80% to 70% of his or her total billings of $100,000 (i.e., the Director receives $70,000), the Executive would generate $10,000 as Project Origination Earnings ($100,000 × .10).

          4.2.2    For engagements originated by the Executive in combination with other LECG experts or affiliates or LECG as a firm, the origination fee percentage used to calculate each originating parties' Project Origination Fees will be divided appropriately among the individuals involved. Directors are encouraged to reach their own agreements regarding the apportioning of origination credit with other, LECG professional staff involved in originating an engagement. The Chairman of the Company will resolve any disputes concerning the apportioning of origination credit. Project Origination Earnings will not accrue on the billings of any co-finder for another co-finder.

          4.2.3    The Project Origination Earnings of the Executive will be paid in accordance with the following schedule:

    (a)
    For receipts in January, February and March, on April 15th;

    (b)
    For receipts in April and May, on June 15th;

    (c)
    For receipts in June, July and August, on September 15th; and

    (d)
    For receipts in September, October, November and December, on January 15th.

        4.3    Advance Payments of Director Earnings.    Commencing on the Effective Date and continuing thereafter until changed by the Company's Board of Directors (or its Compensation Committee), Executive will be entitled to receive an annual advance against Director Earnings of $700,000 per year payable in equal monthly installments of $58,333 each (the "Advance"). Amounts payable to the Executive as Director Earnings under this Section 4 will be deducted on a dollar-for-dollar basis from amounts payable to the Executive as the Advance; provided, however, that if the Executive has no Director Earnings, he will still be entitled to receive the entire amount of the Advance. For example, if the monthly payment of the Advance is $58,333 and you are entitled to a total of $80,000 in Director Earnings for that same month, the Executive would receive an additional payment of only $21,667 as the "net" amount of Director Earnings.

5.    Bonus Hold Back Pool. Pursuant to LECG policy, which is subject to change from time to time, five (5%) percent of the Director Earnings will be held back by LECG in connection with the operation of LECG. This 5% will be placed in a "Bonus Hold Back Pool." The Bonus Hold Back Pool deduction from Director's Earnings is subject to a maximum limit of $50,000 per year. The Bonus Hold Back Pool may be used to pay discretionary bonuses to LECG staff (other than Directors and Principals), or defray other operational expenses of LECG. Distributions from the Bonus Hold Back Pool are contingent upon (i) LECG staffs' discretionary bonus pool being adequate to pay, based on LECG's determination, competitive and fair bonuses to its staff, and (ii) LECG's attainment of its profit goals. If the funds in the Bonus Hold Back Pool are not needed for these purposes the amounts withheld from Director Earnings will be paid. However, as there is no guarantee that these contingencies will materialize, there is no guarantee that the Director's share of the Bonus Hold Back Pool will be paid. Any amounts paid from the Bonus Hold Back Pool will be allocated within fifteen days of LECG's Board of Directors' approval.

6.    Employee Benefits.

        6.1    Participation.    The Executive will be entitled to participate in standard LECG benefits afforded all employees. Each of these benefits is subject to revision from time to time, with respect to the benefit level, or whether a particular benefit continues to be offered. To the extent the Executive elects to participate in these benefits, the Executive would be subject to the same revisions and restrictions as other LECG employees.

        6.2    Insurance.    The Executive may elect to receive LECG group health insurance, vision, dental, and prescription coverage. The Executive can purchase additional dependent coverage through the plan. Currently a life and accidental death and dismemberment insurance policy and a long-term disability plan are mandatory for all employees. Supplemental life insurance is also available at the Executive's own expense. Open enrollment periods are held once per year.

        6.3    401(k) Plan.    The Executive may elect to contribute a portion of his or her earnings to the 401(k) Plan, up to the legal maximum. However, LECG will not match any portion of the Executive's contribution with additional, company-provided contributions.

        6.4    Payment for Benefits.    The cost of benefits, including FICA and Medicare taxes, will be deducted from the Executive's Director Earnings quarterly in conjunction with the payment of Project Origination Earnings.

7.    Business Development. As a Director of LECG, the Executive is expected to generate substantial business based on his reputation, contacts, prior affiliations and direct business development efforts. To the extent the Executive requires the resources of LECG to assist with business development, LECG will provide such resources; however, the cost of such resources will be deducted from the Executive's Director Earnings at least once per year, and may be deducted more frequently (e.g., quarterly), at LECG's sole discretion. In general, very limited corporate business development investment will be made in the Executive's practice area. The Executive should obtain the approval of the local office directors or their designees prior to asking LECG staff to perform business development work. The costs of such staff's services will be charged back to the Executive at 40% of the staff member's billing rate as a proxy for cost. Expenses such as travel and photocopying will also be charged to the Executive at cost.

8.    Administrative Support.

        8.1    Furniture and Equipment.    LECG will provide the Executive with office space and appropriate furniture and equipment. LECG will provide its standard computer equipment which shall include either a desktop computer or laptop computer and docking station. LECG will consider requests from the Executive for additional furniture or equipment that exceeds LECG standards, as long as the equipment is compatible with the existing infrastructure. In the event such a request is approved, the difference in cost between what LECG would provide ordinarily and the actual cost will be passed on to the Executive.

        8.2    Administrative Support.

          8.2.1    LECG will provide administrative support for the Executive at LECG's expense. During the term of this Agreement, the Company, at its expense, shall provide the Executive with one full time Executive Assistant. The Executive will be responsible only for the cost of any additional Executive Assistants to the extent such cost exceeds the billable value of all work such Executive Assistants perform, in accordance with LECG's Executive Assistant Charge-Back Policy, attached hereto as Exhibit B.

9.    Termination.

        9.1    Events of Termination.    The Executive's employment with the Company shall cease upon:

          9.1.1    the Executive's death.

          9.1.2    the Executive's voluntary resignation or retirement.

          9.1.3    the Sale of the Company.

          9.1.4    the Executive's disability, which means his incapacity due to physical or mental illness such that he is unable to perform the essential functions of his previously assigned duties where (1) such incapacity has been determined to exist by either (x) the Company's disability insurance carrier or (y) by the concurring opinions of two licensed physicians (one selected by the Company and one by the Executive), and (2) the Board has determined, based on competent medical advice, that such incapacity will continue for at least six continuous months and that it would have a material adverse effect on the Company. Any such termination for disability shall be only as expressly permitted by the Americans with Disabilities Act.

          9.1.5    termination by the Company by the delivery to the Executive of a written notice from the Board that the Executive has been terminated ("Notice of Termination") with or without Cause. If the Executive is terminated for Cause, the Notice of Termination must specify the Cause in reasonable detail. The Executive will then have the right, within ten days of receipt of such Notice of Termination, to file a written request for review by the Company. In such case, the Executive will be given the opportunity to be heard, personally or by counsel, by the Board and the Board (which Board vote shall exclude the Executive) must thereafter confirm that such termination is for Cause. If the Board does not provide such confirmation, the termination shall be treated as other than for Cause. The Executive acknowledges that this provision is necessary to protect the Company's goodwill in the community in which Executive represents the Company, and thus, to protect the profitability and the business of any LECG Entity. "Cause" shall be determined by the Board in its sole discretion and shall mean the Executive's (1) commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to any LECG Entity or involving harassment of or discrimination against any employees of any LECG Entity, (2) misappropriation of funds or assets of any LECG Entity for personal use; (3) continued substantial and repeated neglect of his duties after written notice from the Board, and such neglect has not been cured within 30 days after the Executive receives notice thereof from the Board; (4) gross negligence or willful misconduct in the performance of his or her duties after written notice from the Board, and such failure has not been cured within ten days after the Executive receives notice thereof from the Board; or (5) the Executive's engaging in conduct constituting a breach of Sections 12 or 13 below.

        9.2    Rights on Termination.

          9.2.1    In the event that termination by the Company without Cause, the Company will continue to pay the Executive, on regular salary payment dates, a monthly portion of Two Hundred and Fifty Thousand Dollars ($250,000) for a twelve-month period commencing on the date of termination (the "Severance Period") on regular salary payment dates (the "Severance Payments").

          9.2.2    If the Company terminates the Executive's employment for Cause, if the Executive dies or is permanently disabled, or in the event of a Sale of the Company, LECG's obligations to pay any compensation or benefits under this Agreement will cease to be effective on the date of termination. The Executive's right to receive any other benefits will be determined under the provisions of LECG's applicable plans, programs or other coverages or applicable law.

          9.2.3    Notwithstanding the foregoing, LECG's obligation to make all of the Severance Payments shall cease if the Executive is in violation of the provisions of Section 13 below. Until such time as the Executive has received all of his Severance Payments, he will be entitled to continue to receive any health, life, accident and disability insurance benefits provided by LECG to the Executive under this Agreement. If the Executive dies or is permanently disabled, then the Executive or his estate shall be entitled to any disability income or life insurance payments from any insurance policies paid for by the Company or LECG.

10.    Term of Employment. The Executive's employment with the Company and LECG shall have commenced on September 29, 2000 and shall continue indefinitely on an at-will basis until terminated in accordance with the provisions of Section 9.1 above.

11.    Representations of the Executive. The Executive hereby represents and warrants to the Company that the statements contained in this Section 11 are true and accurate as of the date of this Agreement.

        11.1    Legal Proceedings.    The Executive has not been (A) the subject of any criminal proceeding (other than a traffic violation or other minor offense) which has resulted in a conviction against the Executive, nor is the Executive the subject of any pending criminal proceeding (other than a traffic violation or other minor offense), (B) indicted for, or charged in a court of competent jurisdiction with, any felony or crime of moral turpitude, (C) the defendant in any civil complaint alleging damages in excess of $100,000, or (D) the defendant in any civil complaint alleging sexual harassment, unfair labor practices or discrimination in the work place.

        11.2    Securities Law.    The Executive has not been found in a civil action by the Securities Exchange Commission, Commodity Futures Trading Commission, a state securities authority or any other regulatory agency to have violated any federal, state or other securities or commodities law.

        11.3    Employment Restrictions.    The Executive is not currently a party to any non-competition, non-solicitation, confidentiality or other work-related agreement which limits or restricts the Executive's ability to work in any particular field or in any particular geographic region, whether or not such agreement would be violated by this Agreement.

        11.4    Independence of Work.    The Executive will be responsible for all services he or she provides to clients and all opinions and reports that the Executive issues will be his and not the opinions or reports of any LECG Entity.

        11.5    LECG Policies.    The Executive agrees that he will abide by all policies of LECG, as may be amended from time to time, relating to the performing of services on matters by LECG. LECG reserves the right to change its policies, including those discussed in this Agreement, as business conditions warrant. Any such changes in policy will be communicated to the Executive upon their implementation.

12.    Confidential Information; Proprietary Information, etc.

        12.1    Obligation to Maintain Confidentiality.    The Executive acknowledges that any Proprietary Information disclosed or made available to the Executive or obtained, observed or known by the Executive as a direct or indirect consequence of his employment with or performance of services for the Company and LECG during the course of his performance of services for, or employment with, any of the foregoing Persons (whether or not compensated for such services) and during the period in which the Executive is receiving Severance Payments, are the property of the applicable LECG Entity. Therefore, the Executive agrees that he will not at any time (whether during or after the Executive's term of employment) disclose or permit to be disclosed to any Person or, directly or indirectly, utilize for his own account or permit to be utilized by any Person any Proprietary Information or Records for any reason whatsoever without the Board's consent, unless and to the extent that (except as otherwise provided in the definition of Proprietary Information) the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of the Executive's acts or failure to act. The Executive must deliver to the Company or LECG, as applicable, at the termination of his employment, as a condition to receipt of the next or final payment of compensation, or at any other time the Company or LECG may request in writing (whether during or after the Executive's term of employment), all Records which he may then possess or have under his control. The Executive further agrees that any property situated on premises and owned by any LECG Entity, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the applicable LECG Entity and their respective personnel at any time with or without notice.

        The Executive acknowledges that because of technological advances, the Company's products and services can be developed and marketed anywhere in the world, and that the market in which the Company competes is worldwide, and therefore, the protection afforded the Company must likewise be worldwide. The Executive acknowledges and agrees that all information concerning the work conducted by the Company and any potential products of the Company are and constitute exceptionally valuable trade secrets of Employer. That information includes, among other matters, the facts that any particular work or project is planned, under consideration, or in production, as well as any descriptions of any existing, pending or proposed work. The Executive further agrees to use his best efforts to prevent inadvertent disclosure of any Proprietary Information and/or other confidential or trade secret information of the Company to any third party by using the same care and discretion that he uses with similar data he designates as confidential or trade secret.

        Nothing in this Section 12.1 prevents the Executive from using his general knowledge and experience in future employment so long as the Executive complies with this Section 2(a) and the other restrictions contained in this Agreement. If after the Executive's employment with the Company is terminated, the Board receives a written request from a client that the Company release Proprietary Information related to that client, the Company will release such information in accordance with such request, subject to any applicable nondisclosure obligations to which the Company is subject.

        12.2    Ownership of Property.    Unless the Board determines otherwise, which Board determination shall include the representatives of TCEP, all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information

(whether or not patentable) that relate to any LECG Entity actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by the Executive (either solely or jointly with others) while employed by any LECG Entity (including any of the foregoing that constitutes any Proprietary Information or Records) ("Work Product") belong to such LECG Entity, and the Executive hereby assigns, and agrees to assign, all of the above Work Product to such LECG Entity. Any copyrightable work prepared by the Executive in the course of his work for any LECG Entity shall be deemed a "work made for hire" under the copyright laws, and such LECG Entity shall own all rights therein. To the extent that any such copyrightable work is not a "work made for hire," the Executive agrees to assign, upon the request of the Board or the board of directors of any other relevant LECG Entity, all right, title and interest, including without limitation, copyright in and to such copyrightable work to the applicable LECG Entity. The Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Executive's term of employment) to establish and confirm the Company's or any other LECG Entity's, as applicable, ownership (including, without limitation, execution of assignments, consents, powers of attorney and other instruments). Notwithstanding anything contained in this Section 12.2 to the contrary, an LECG Entity's ownership of Work Product does not apply to any invention that the Executive develops entirely on his own time without using the equipment, supplies or facilities of an LECG Entity or any Proprietary Information (including trade secrets), except that an LECG Entity's ownership of Work Product does include those inventions that: (a) relate, at the time the invention is conceived or reduced to practice, to the business of such LECG Entity or to actual or demonstrably anticipated research or development relating to such LECG Entity's business; or (b) result from any work that the Executive performs for an LECG Entity.

        12.3    Third Party Information.    The Executive understands that the LECG Entities will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the part of the LECG Entities to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Executive's employment and thereafter, and without in any way limiting the provisions of Sections 12.1 and 12.2 above, the Executive shall hold Third Party Information in the strictest confidence and shall not use or disclose to anyone (other than personnel of the LECG Entities who need to know such information in connection with their work for the LECG Entities) Third Party Information, except in connection with his work for any of the LECG Entities or as expressly authorized by a member of the Board in writing.

        12.4    Use of Information of Prior Employers, etc.    The Executive will abide by any enforceable obligations contained in any agreements that the Executive has entered into with his prior employers or other parties to whom the Executive has an obligation of confidentiality.

        12.5    Compelled Disclosure.    If the Executive is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Confidential Information to any Person, the Executive will immediately provide the Company with written notice of the applicable law, regulation or process so that the Company may seek a protective order or other appropriate remedy. The Executive will cooperate fully with the Company and the Company's Representatives in any attempt by the Company to obtain any such protective order or other remedy. If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that the Executive disclose Confidential Information, and if the Executive furnishes the Company with a written opinion of reputable legal counsel acceptable to the Company confirming that the disclosure of such Confidential Information is legally required, then the Executive may disclose such Confidential Information to the extent legally required; provided, however, that the Executive will use his reasonable best efforts to ensure that such Confidential Information is treated confidentially by each Person to whom it is disclosed.

13.    Noncompete; Nonsolicitation.

        13.1    Noncompetition.    During the Executive's period of employment and for one year following the termination of the Executive's employment (or, if the Company has terminated the Executive's employment without Cause, during the Executive's period of employment and the Severance Period), the Executive shall not, directly or indirectly own, manage or control any business competitive with the Business within any state or foreign country in which any LECG Entity has conducted business or has performed services for customers or clients at any time during the 12-month period immediately preceding the end of the Service Term, provided that such competitive business has annual revenues in excess of $5,000,000. Notwithstanding the foregoing, and provided that such activities do not interfere with the fulfillment of the Executive's obligations under this Agreement, the Executive (i) may serve as a director or trustee of any charitable or non-profit entity or as a faculty member of a university and (ii) may continue to act as an expert in a non-managerial or control position.

        13.2    Nonsolicitation.    As long as the Executive is an employee of the Company or any Affiliate thereof, and for one year thereafter, the Executive shall not directly or indirectly through another entity: (i) solicit, recruit or encourage any employee of any LECG Entity to leave the employ of such LECG Entity or work for any other person or entity that competes with the Business, or in any way interfere with the relationship between any LECG Entity and any of their respective employees; (ii) induce or attempt to induce any client or other business relation of any LECG Entity to cease doing business with such LECG Entity, or in any way interfere with the relationship between any such client or business relation and such LECG Entity; (iii) make known to any Person the names or addresses of any of the Company's clients or any other information pertaining to them, or call or solicit, or attempt to call on, solicit or service any Person who was a client. Notwithstanding the foregoing, the Executive may mail a professional announcement to clients of the company for the Executive has performed services after the date of termination of the Executive's employment.

        13.3    Acknowledgment.    It is specifically recognized by the Executive that: (i) his services to the LECG Entities are special, unique and of extraordinary value; (ii) the Company's employees are a valuable asset in the operation of the Business; (iii) the LECG Entities have protectible interests in restricting certain activities of the Executive as provided in this Section 13; (iv) money damages are insufficient to protect such interests; (v) there is adequate consideration being provided to the Executive hereunder; (vi) such prohibitions are necessary and appropriate without regard to payments being made to the Executive hereunder; and (vii) the Company would not enter this Agreement with the Executive, and TCEP would not have participated in forming the Company or agreed to provide any funding therefor, without the restrictions contained in this Section 13. The Executive further acknowledges that the restrictions contained in this Section 13 do not impose an undue hardship on him and, since he has general business skills which may be used in industries other than that in which the LECG Entities conduct their business, do not deprive the Executive of his livelihood. The Executive further acknowledges that the provisions of this Section 13 are separate and independent of the other sections of this Agreement.

        13.4    Enforcement, etc.    If, at the time of enforcement of either Section 13.1 or 13.2 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration or scope reasonable under such circumstances as determined by the court shall be substituted for the stated period and/or scope. Because the Executive's services are unique, because the Executive has access to Proprietary Information and for the other reasons set forth herein, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, without limiting the generality of Section 16.7, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

14.    Definitions. The following terms used in this Agreement will have the meanings given in this Section 14.

          "Affiliate" of TCEP means any direct or indirect general or limited partner of TCEP, or any employee or owner thereof, or any other person, entity or investment fund controlling, controlled by or under common control with TCEP, and will include, without limitation, Thoma Cressey Equity Partners and its owners and employees.

          "Board" means the Board of Directors of the Company.

          "Buy-Sell Agreement" has the meanings specified in the Purchase Agreement.

          "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Proprietary Information" means any and all data and information concerning the business affairs of the LECG Entities and not generally known in the industry in which any LECG Entity is or may become engaged, and any other information concerning any matters affecting or relating to the respective businesses of the LECG Entities, but in any event Proprietary Information shall include, all of the LECG Entities' past, present or prospective business opportunities, including information concerning acquisition opportunities in or reasonably related to the LECG Entities' respective businesses or industries, clients, client lists, pricing information with respect to present or past clients, or any other information concerning the respective businesses of the LECG Entities, their manner of operation, their plans, processes, figures, sales figures, projections, estimates, tax records, personnel history, accounting procedures, promotions, supply sources, contracts, know-how, trade secrets, information relating to research, development, inventions, technology, manufacture, purchasing, engineering, marketing, merchandising or selling, or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important.

          "Purchase Agreement" means the Purchase Agreement dated as of the date hereof, among the Company and certain investors named therein.

          "Records" means (i) any and all procedure manuals, books, records and accounts; (ii) all property of the LECG Entities, including papers, note books, tapes and similar repositories containing Proprietary Information; (iii) all invoices and commission reports; (iv) customer lists—partial and/or complete; (v) data layouts, magnetic tape layouts, diskette layouts, etc.; (vi) samples; (vii) promotional letters, brochures and advertising materials; (viii) displays and display materials; (ix) correspondence and old or current proposals to any former, present or prospective customer of the Company and its Affiliates; (x) information concerning revenues and profitability and any other financial conditions of the LECG Entities; (xi) information concerning the LECG Entities, which was input by the Executive or at his direction, under his supervision or with his knowledge, including on any floppy disk, diskette, cassette or similar device used in, or in connection with, any computer, recording devices or typewriter; (xii) data, account information or other matters furnished by clients of any LECG Entity; and (xiii) all copies of any of the foregoing data, documents or devices whether in the form of carbon copies, photo copies, copies of floppy disks, diskettes, tapes or in any other manner whatsoever.

          "Sale of the Company" has the meaning set forth in the Securityholders' Agreement.

          "Securityholders' Agreement" means the Securityholders' Agreement dated as of the date hereof among the Executive, TCEP, the Company and certain other stockholders of the Company.

          "Subsidiary" with respect to any Person, means any corporation, limited liability company or similar entity of which such Person owns securities having a majority of the ordinary voting power in electing the board of directors directly or indirectly.

15.    Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, sent by facsimile or sent by reputable overnight courier service (charges prepaid) to the recipient at the following address:

            If to the Company:

        LECG Holding Company, LLC
        2000 Powell Street, Suite 600
        Emeryville, CA 94608
        Attention: Chairman
        Tel.: (510) 450-6799
        Fax: (510) 653-6213

            If to LECG:

        LECG, LLC
        2000 Powell Street, Suite 600
        Emeryville, CA 94608
        Attention: Chief Financial Officer

            with a copy of notices to the Company or LECG to:

        Folger, Levin & Kahn LLP
        1900 Avenue of the Stars, 28th Floor
        Los Angeles, CA 90067
        Attention: Carol Kerr
        Tel.: (310) 556-3700
        Fax: (310) 556-3770

            If to the Executive:

        David Kaplan
        9100 Burning Tree Road
        Bethesda, MD 20817
        Tel.: (202) 973-0508
        Fax: (202) 466-3841

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered personally or sent by facsimile, and one day after deposit with a reputable overnight courier service.

16.    General Provisions.

        16.1    Expenses.    The Company agrees to pay the Executive's reasonable legal, accounting and other expenses incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

        16.2    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        16.3    Complete Agreement.    This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

        16.4    Counterparts; Facsimile Execution.    This Agreement may be executed in multiple counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement may be executed by delivery of an original executed counterpart signature page by facsimile transmission.

        16.5    Successors and Assigns.    Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company, and their respective successors and assigns; provided that the rights and obligations of the Executive under this Agreement shall not be assignable and, provided further that the rights and obligations of the Company may be assigned to any Affiliate of the Company.

        16.6    Choice of Law; Jurisdiction.    All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the District of Columbia, without giving effect to any choice of law or conflict of law provision or rule (whether of the District of Columbia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the District of Columbia. The parties hereby: (i) submit to the jurisdiction of any state or federal court sitting within the District of Columbia in any action or proceeding arising out of or relating to Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; and (iii) agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court. The Executive hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. The parties hereby agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

        16.7    Remedies.    Each of the parties to this Agreement (including TCEP) will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any parry may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

        16.8    Amendment and Waiver.    The provisions of this Agreement may be amended or and waived only with the prior written consent of the Company, the Executive and TCEP.

        16.9    Business Days.    If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company's chief executive office is located, the time period shall be automatically extended to the business day immediately following, such Saturday, Sunday or holiday.

        16.10    Termination.    The provisions of Sections 9.2, 12, 13, 14, 15 and 16 of this Agreement shall survive the termination of the Executive's employment with the Company and shall remain in full force and effect after such termination.

        16.11    Generally Accepted Accounting Principles; Adjustments of Numbers.    Where any accounting determination or calculation is required to be made under this Agreement or the exhibits hereto, such determination or calculation (unless otherwise provided) shall be made in accordance with generally accepted accounting principles, consistently applied, except that if because of a change in generally accepted accounting principles the Company would have to alter a previously utilized accounting method or policy in order to remain in compliance with generally accepted accounting principles, such determination or calculation shall continue to be made in accordance with the Company's previous accounting methods and policies.

        16.12    No Waiver.    A waiver by any party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such party would otherwise have on any future occasion. No failure to exercise nor any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

        16.13    Insurance.    The Company, at its discretion, may apply for and procure in its own name for its own benefit life and/or disability insurance on the Executive in any amount or amounts considered available. The Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. The Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

        16.14    Offset.    Whenever any LECG Entity is obligated to pay any sum to the Executive, any amounts that the Executive owes to such LECG Entity may be deducted from that sum before payment.

        16.15    Indemnification and Reimbursement of Payments on Behalf of the Executive.    The LECG Entities shall be entitled to deduct or withhold from any amounts owing from such LECG Entity to the Executive any federal, state, provincial, local or foreign withholding taxes, excise taxes, or employment taxes ("Taxes") imposed with respect to the Executive's compensation or other payments from such LECG Entity or the Executive's ownership interest in the Company, including, but not limited to, wages, bonuses, dividends, the receipt or exercise of stock options and/or the receipt or vesting of restricted stock.

[Signature page follows]

        The parties hereto have executed this Amended and Restated Senior Management Agreement on the date first written above.

LECG HOLDING COMPANY, LLC
By:	/s/ JOHN C. BURKE John C. Burke, Chief Financial Officer
LECG, LLC
By:	/s/ JOHN C. BURKE John C. Burke, Chief Financial Officer
EXECUTIVE
/s/ DAVID KAPLAN David Kaplan

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  Exhibit 10.41
AMENDED AND RESTATED SENIOR MANAGEMENT AGREEMENT
RECITALS
AGREEMENT